Exhibit 24.1

Consent of Independent Certified Public Accountants

Board of Directors
Theragenics Corporation®

We hereby consent to the incorporation by reference of our reports dated January 16, 2004, appearing in your Annual Report on Form 10-K for the year ended December 31, 2003, in the Company’s Registration Statements on Form S-8, file numbers 333-48136, 333-15313, 333-40737, 333-40653 and 333-64801.

Atlanta, Georgia
March 12, 2004